Exhibit 99.1

Verisk Analytics, Inc., Reports Fourth-Quarter and Fiscal-Year

2011 Financial Results

Delivers 19.9% Revenue Growth and 28.2% Diluted Adjusted EPS Growth in

Fourth Quarter

JERSEY CITY, N.J., February 28, 2012 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fourth quarter and fiscal year ended December 31, 2011:

Financial Highlights

See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.

•

Diluted GAAP earnings per share (diluted GAAP EPS) were $0.47 for fourth-quarter 2011 and $1.63 for fiscal year 2011. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.50 for fourth-quarter 2011, an increase of 28.2% versus the same period in 2010. Diluted adjusted EPS for fiscal-year 2011 was $1.75, an increase of 25.0% versus fiscal-year 2010.

•

Total revenue increased 19.9% for the fourth quarter and 17.0% for full-year 2011. Revenue growth in the fourth quarter was driven by a 34.0% increase in Decision Analytics revenue, with additional contribution from the 3.9% growth in Risk Assessment revenue. Excluding the effect of recent acquisitions, total revenue grew 7.6% for both fourth-quarter and fiscal-year 2011.

•

EBITDA increased 20.5% to $158.4 million for fourth-quarter 2011, with an EBITDA margin of 45.0%. For fiscal-year 2011, EBITDA was $592.0 million, a 16.3% increase compared with 2010, with an EBITDA margin of 44.4%.

•

Net income was $80.3 million for fourth-quarter 2011 and adjusted net income was $85.5 million, an increase of 21.9% and 22.2%, respectively, versus the comparable period in 2010. Full-year 2011 net income was $282.8 million and adjusted net income was $303.6 million, a 16.6% and 16.3% increase over 2010, respectively.

•

In fourth-quarter 2011, the company repurchased a total of $40.6 million of its common stock under its existing repurchase program. As of December 31, 2011, the company had $6.8 million remaining under its share repurchase authorization. On January 11, 2012, the company announced an additional $300 million authorization to be added to the amount available at year-end.

•

On December 8, the company issued $250 million of 4.875% senior notes due January 2019 and used $145 million of the proceeds to repay its revolver borrowings. At December 31, 2011, the company had $725 million of undrawn bank commitments. The remaining funds from the senior notes issued are available for general corporate purposes, including funding of pension obligations.

Frank J. Coyne, chairman and chief executive officer, stated, “Verisk continued to deliver double-digit growth in revenue, EBITDA, and earnings per share. Within Decision Analytics, strong contributions to growth came from both solutions for our core property and casualty insurance customers and newer verticals such as healthcare, including our acquisitions of Bloodhound Technologies and Health Risk Partners. In healthcare, we are well positioned to deliver a comprehensive suite of solutions to our customers, and that continues to be reflected in our performance in the most recent quarter.”

“Risk Assessment continued its steady growth based on our long-standing, mission-critical solutions for the insurance industry and our insurance-facing solutions in Decision Analytics also continued strong organic growth of about 15%. We continue to see traction in cross sell and continue to work to create the optimal framework for increasing penetration of our services, including the creation of the Verisk Underwriting Solutions division.”

“The mortgage environment remains uncertain today as reflected in both the continued decline in originations and challenges faced by mortgage insurers, although our business has outperformed the underlying macro environment. We will maximize opportunities based on today’s environment and execute a strategy that will diversify and continue to enhance our business.”

“Our focus on disciplined capital management, both in our acquisition program and in share buybacks, delivered value. We expect to continue our approach to capital management in 2012, and remain focused on acquisitions as attractive opportunities to add to our business, when acquired at appropriate prices,” concluded Coyne.

Summary of Results for Fourth-Quarter and Fiscal-Year 2011

Table 1

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year-to-Date
	December 31,		Change	December 31,		Change
	2011	2010	%	2011	2010	%
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Revenues	$351,593	$293,158	19.9%	$1,331,840	$1,138,343	17.0%
EBITDA	$158,389	$131,443	20.5%	$592,000	$509,040	16.3%
Net income	$80,318	$65,893	21.9%	$282,758	$242,552	16.6%
Adjusted net income	$85,516	$69,974	22.2%	$303,633	$261,079	16.3%
Diluted GAAP EPS	$0.47	$0.37	27.0%	$1.63	$1.30	25.4%
Diluted adjusted EPS	$0.50	$0.39	28.2%	$1.75	$1.40	25.0%

Revenue

Revenue grew 19.9% for the quarter ended December 31, 2011 and 17.0% for fiscal-year 2011. Excluding the effect of recent acquisitions (Crowe Paradis, 3E, Bloodhound Technologies, and Health Risk Partners) — revenue grew 7.6% both in the fourth quarter and for fiscal-year 2011. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and single-digit growth in Risk Assessment. For fourth-quarter and fiscal–year 2011, Decision Analytics revenue represented approximately 60% and 58% of total revenue, respectively.

Table 2A

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year-to-Date
	December 31,		Change	December 31,		Change
	2011	2010	%	2011	2010	%
	(in thousands)			(in thousands)

Decision Analytics revenues by category:
Insurance	$117,301	$98,180	19.5%	$451,216	$372,843	21.0%
Mortgage and Financial Services	32,091	34,587	(7.2%)	134,702	137,365	(1.9%)
Healthcare	38,506	14,252	170.2%	103,722	57,972	78.9%
Specialized Markets	21,384	9,137	134.0%	78,839	28,025	181.3%

Total Decision Analytics	$209,282	$156,156	34.0%	$768,479	$596,205	28.9%

Within the Decision Analytics segment, revenue grew 34.0% for fourth-quarter 2011, and organic growth was 11.0%. Growth in the quarter was driven by the continued strength in insurance vertical solutions and healthcare solutions. The mortgage market remained challenged, impacting the growth of revenue from solutions facing that market.

Within insurance vertical solutions, revenue growth was 19.5% (including the December 2010 acquisition of Crowe Paradis) and 14.6% organic growth for the fourth quarter of 2011. For the fiscal year, revenue from insurance solutions grew 21.0% and 14.6% organically. Our loss quantification solutions grew 27% in the quarter, contributing to the organic insurance vertical growth rate, as a result of new customer contracts, new solutions such as our contents tools, and higher assignment volumes related to storm activity. Catastrophe modeling solutions continued double-digit growth. Our insurance fraud claims solutions also continued good revenue growth.

In the mortgage and financial services vertical, revenue declined 7.2% in the fourth-quarter and 1.9% for fiscal-year 2011, reflecting the weak macro environment for originations and the stabilizing to declining number of loans that are delinquent, defaulted, or in foreclosure. Based on those trends, revenue from both underwriting and forensic solutions declined in the quarter and fiscal year because new sales were not sufficient to offset the challenged mortgage environment.

In the healthcare vertical solutions, revenue grew 170.2% in the fourth-quarter and 78.9% for fiscal- year 2011. Total revenue growth included the acquisitions of Bloodhound Technologies and Health Risk Partners. Organic growth was 37.3% in the fourth quarter and 19.8% for fiscal 2011, reflecting continued customer implementations and new customer sales.

In the specialized markets category, revenue grew 134.0% in the fourth-quarter and 181.3% for fiscal-year 2011. Total revenue growth included the acquisition of 3E in December 2010. Organic revenue declined 1.6% in the fourth quarter as a result of the cycling to the full quarterly value of a government contract for weather analytics that began in 2010 and governmental budgetary delays. Organic revenue in this category grew 12.4% for fiscal 2011.

Table 2B

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year-to-Date
	December 31,		Change	December 31,		Change
	2011	2010	%	2011	2010	%
	(in thousands)			(in thousands)

Risk Assessment revenues by category:
Industry-standard insurance programs	$93,754	$89,386	4.9%	$371,894	$353,501	5.2%
Property-specific rating and underwriting information	34,512	34,338	0.5%	137,133	137,071	0.0%
Statistical agency and data services	8,255	7,478	10.4%	31,518	29,357	7.4%
Actuarial services	5,790	5,800	(0.2%)	22,816	22,209	2.7%

Total Risk Assessment	$142,311	$137,002	3.9%	$563,361	$542,138	3.9%

Within the Risk Assessment segment, revenue grew 3.9% for the fourth quarter, driven by revenue growth of 4.9% in industry-standard insurance programs resulting from growth in 2011 invoices effective from January 1. Total revenue growth for the Risk Assessment segment in fiscal-year 2011 was also 3.9%.

Property-specific rating and underwriting information revenue grew 0.5% for fourth-quarter 2011, as lower transactional volumes with certain customers were offset by increased use of property appraisal tools. Statistical agency and data services revenue grew 10.4% in the fourth quarter. Actuarial services revenue declined 0.2% in the quarter.

Cost of Revenue

Cost of revenue increased 20.5% in fourth-quarter 2011 and 6.1% excluding acquisitions. For fiscal year 2011, cost of revenue increased 15.2% and 5.1% excluding acquisitions. The increase relates primarily to the effect of annual compensation increases and increased headcount related to the growth of our business. Excluding recent acquisitions, cost of revenue increased 3.2% for Risk Assessment and 8.0% for Decision Analytics in the fourth quarter. For fiscal-year 2011, excluding recent acquisitions, cost of revenue decreased 0.5% for Risk Assessment and increased 9.2% for Decision Analytics.

Selling, General, and Administrative

Selling, general, and administrative expense, or SG&A, increased 16.8% in fourth-quarter 2011 and 2.7% excluding recent acquisitions. SG&A grew 4.8% for Risk Assessment in the fourth quarter. SG&A grew 26.3% for Decision Analytics and 0.8% excluding recent acquisitions in the fourth quarter.

For fiscal-year 2011, SG&A grew 25.9% and 7.0% excluding recent acquisitions. SG&A grew 5.7% for Risk Assessment in 2011. SG&A grew 44.1% for Decision Analytics and 8.2% excluding recent acquisitions in 2011.

EBITDA

For fourth-quarter 2011, consolidated EBITDA grew 20.5% to $158.4 million, with a consolidated EBITDA margin of 45.0%. For fiscal-year 2011, EBITDA grew 16.3% to $592.0 million, with a consolidated margin of 44.4%. The recent acquisitions affected margins negatively by 1.6% in the fourth quarter and 1.7% for the full-year 2011.

Table 3

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year-to-Date
	December 31,		Change	December 31,		Change
	2011	2010	%	2011	2010	%
	(in thousands)			(in thousands)

Segment EBITDA:
Risk Assessment	$73,169	$70,321	4.0%	$286,163	$268,417	6.6%
EBITDA margin	51.4%	51.3%		50.8%	49.5%
Decision Analytics	$85,220	$61,122	39.4%	$305,837	$240,623	27.1%
EBITDA margin	40.7%	39.1%		39.8%	40.4%
Total EBITDA	$158,389	$131,443	20.5%	$592,000	$509,040	16.3%
EBITDA margin	45.0%	44.8%		44.4%	44.7%

Risk Assessment segment EBITDA grew 4.0% in the fourth quarter and 6.6% in fiscal 2011. Decision Analytics segment EBITDA grew 39.4% in the fourth quarter and 27.1% for fiscal 2011 versus the previous year, as shown in Table 3.

The fourth-quarter 2011 EBITDA margin in Risk Assessment increased to 51.4% from 51.3% in fourth-quarter 2010. The fiscal-year 2011 EBITDA margin for Risk Assessment increased to 50.8% from 49.5% in 2010, as salary and related costs rose at a slower rate than revenue, including the 0.5% margin benefit due to a decline in pension expense.

The fourth-quarter 2011 EBITDA margin for Decision Analytics increased to 40.7% from 39.1% in fourth-quarter 2010. The fiscal-year 2011 EBITDA margin for Decision Analytics declined to 39.8% versus 40.4%, as fiscal-year 2011 margins were negatively affected by 2.4% by the recent acquisitions of Crowe Paradis, 3E, Bloodhound, and HRP, which grew EBITDA but reduced margin.

Net Income and Adjusted Net Income

Net income increased 21.9% in fourth-quarter 2011 and 16.6% for fiscal-year 2011, driven by growth in the business, which was partially offset by increased borrowing costs associated with higher debt levels due to acquisitions and share buybacks. Adjusted net income grew 22.2% for fourth-quarter 2011 and 16.3% for fiscal-year 2011. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results:

Table 4

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year-to-Date
	December 31,		Change	December 31,		Change
	2011	2010	%	2011	2010	%
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Net income	$80,318	$65,893	21.9%	$282,758	$242,552	16.6%
plus: Amortization of intangibles	8,663	6,916		34,792	27,398
plus: Medicare subsidy	—	—		—	2,362

less: Income tax effect on amortization of intangibles	(3,465)	(2,835)		(13,917)	(11,233)

Adjusted net income	$85,516	$69,974	22.2%	$303,633	$261,079	16.3%

Basic adjusted EPS	$0.52	$0.41	26.8%	$1.83	$1.47	24.5%

Diluted adjusted EPS	$0.50	$0.39	28.2%	$1.75	$1.40	25.0%

Weighted average shares outstanding
Basic	163,874,595	171,701,120		166,015,238	177,733,503

Diluted	170,532,542	179,394,531		173,325,110	186,394,962

Net Cash Provided by Operating Activities and Capital Expenditures

Net cash provided by operating activities was $375.7 million and increased $39.7 million, or 11.8%, for the fiscal year ended December 31, 2011, compared with the same period in 2010. This growth was the result of a $70.5 million increase caused by the improved profitability of the business, partially offset by a $23.0 million decrease in working capital and an increase in taxes paid of $8.3 million, net of option benefits.

Capital expenditures were $68.4 million in the fiscal year ended December 31, 2011 — an increase of $27.4 million over the same period in 2010 due to periodic upgrades to our central technology platforms and related long-term leased software as discussed in previous quarters, as well as capital expenditures for our 2011 acquisitions. Capital expenditures were 5.1% of revenue for 2011. Net cash provided by operating activities less capital expenditures represented approximately 52% of EBITDA in 2011.

Share Repurchases and Senior Note Issuance

The company continued to balance its internal investment and acquisition initiatives with share repurchases. In fourth-quarter 2011, the company repurchased shares for a total cost of $40.6 million at an average price of $36.54. For fiscal-year 2011, the company repurchased shares for a total cost of $380.7 million at an average price of $33.61. At December 31, 2011, the company had $6.8 million remaining under its share repurchase authorization. On January 11, 2012, the company announced the authorization of an additional $300 million for share repurchases, which will be added to the 2011 balance and available for repurchases.

On December 8, 2011, the company issued $250 million of 4.875% senior notes and used $145 million of the proceeds to repay its revolving credit facility. Repayment of all amounts outstanding leaves $725 million of committed and unused availability under the revolver.

Conference Call

The company’s management team will host a live audio webcast on Wednesday, February 29, 2012, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

A replay of the webcast will be available on the Verisk investor website for 30 days and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #44914444.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, supply chain, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision-support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

EBITDA

Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:

Table 5

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Change	Year-to-Date December 31,		Change
	2011	2010	%	2011	2010	%
	(in thousands)			(in thousands)
Net income	$80,318	$65,893	21.9%	$282,758	$242,552	16.6%

Depreciation and amortization of fixed and intangible assets	19,532	17,736	10.1%	78,619	68,126	15.4%
Investment income and realized gain on securities, net	(387)	(147)	163.3%	(887)	(400)	121.8%
Interest expense	14,754	9,269	59.2%	53,847	34,664	55.3%
Provision for income taxes	44,172	38,692	14.2%	177,663	164,098	8.3%

EBITDA	$158,389	$131,443	20.5%	$592,000	$509,040	16.3%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. The company defines “EBITDA” as net income before investment and other income, realized (gain)/loss on securities, interest expense, income taxes, and depreciation and amortization of fixed and intangible assets. Beginning in 2011, our EBITDA includes acquisition-related liabilities adjustment for all periods.

Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Attached Financial Statements

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements.

Contact:

Media	Investor Relations
Rich Tauberman	Eva Huston
MWW Group (for Verisk Analytics)	Treasurer and Head of Investor Relations
202-600-4546	Verisk Analytics, Inc.
rtauberman@mww.com	201-469-2142
eva.huston@verisk.com

VERISK ANALYTICS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2011 and 2010

	September 30,	September 30,
	2011	2010
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$191,603	$54,974
Available-for-sale securities	5,066	5,653
Accounts receivable, net of allowance for doubtful accounts of $4,158 and $4,028, respectively	153,339	126,564
Prepaid expenses	21,905	17,791
Deferred income taxes, net	3,818	3,681
Federal and foreign income taxes receivable	25,242	15,783
State and local income taxes receivable	11,433	8,923
Other current assets	41,248	7,066

Total current assets	453,654	240,435

Noncurrent assets:
Fixed assets, net	119,411	93,409
Intangible assets, net	226,424	200,229
Goodwill	709,944	632,668
Deferred income taxes, net	10,480	21,879
State income taxes receivable	—	1,773
Other assets	21,193	26,697

Total assets	$1,541,106	$1,217,090

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$162,992	$111,995
Acquisition related liabilities	250	3,500
Short-term debt and current portion of long-term debt	5,554	437,717
Pension and postretirement benefits, current	4,012	4,663
Fees received in advance	176,842	163,007

Total current liabilities	349,650	720,882

Noncurrent liabilities:
Long-term debt	1,100,332	401,826
Pension benefits	109,161	95,528
Postretirement benefits	18,587	23,083
Other liabilities	61,866	90,213

Total liabilities	1,639,596	1,331,532

Commitments and contingencies
Stockholders’ deficit:
Verisk Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 and 150,179,126 shares issued and 164,285,227 and 143,067,924 outstanding as of December 31, 2011 and 2010, respectively	137	39
Verisk Class B (Series 1) common stock, $.001 par value; 0 and 400,000,000 shares authorized; 0 and 198,327,962 shares issued and 0 and 12,225,480 outstanding as of December 31, 2011 and 2010, respectively	—	47

Verisk Class B (Series 2) common stock, $.001 par value; 0 and 400,000,000 shares authorized; 0 and 193,665,008 shares issued and 0 and 14,771,340 outstanding as of December 31, 2011 and 2010, respectively	—	49

Unearned KSOP contributions	(691)	(988)
Additional paid-in capital	874,808	754,708
Treasury stock, at cost, 379,717,811 and 372,107,352 shares as of December 31, 2011 and 2010, respectively	(1,471,042)	(1,106,321)
Retained earnings	576,585	293,827
Accumulated other comprehensive losses	(78,287)	(55,803)

Total stockholders’ deficit	(98,490)	(114,442)

Total liabilities and stockholders’ deficit	$1,541,106	$1,217,090

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters (Unaudited) and Years Ended December 31, 2011 and 2010

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except for share and per share data)
Revenues	$351,593	$293,158	$1,331,840	$1,138,343

Expenses:
Cost of revenues (exclusive of items shown separately below)	140,375	116,475	533,735	463,473
Selling, general and administrative	52,829	45,240	209,469	166,374
Depreciation and amortization of fixed assets	10,869	10,820	43,827	40,728
Amortization of intangible assets	8,663	6,916	34,792	27,398
Acquisition related liabilities adjustment	—	—	(3,364)	(544)

Total expenses	212,736	179,451	818,459	697,429

Operating income	138,857	113,707	513,381	440,914

Other income/(expense):
Investment income	102	122	201	305
Realized gain/(loss) on securities, net	285	25	686	95
Interest expense	(14,754)	(9,269)	(53,847)	(34,664)

Total other expense, net	(14,367)	(9,122)	(52,960)	(34,264)

Income before income taxes	124,490	104,585	460,421	406,650
Provision for income taxes	(44,172)	(38,692)	(177,663)	(164,098)

Net income	$80,318	$65,893	$282,758	$242,552

Basic net income per share:	$0.49	$0.38	$1.70	$1.36

Diluted net income per share:	$0.47	$0.37	$1.63	$1.30

Weighted average shares outstanding:
Basic	163,874,595	171,701,120	166,015,238	177,733,503

Diluted	170,532,542	179,394,531	173,325,110	186,394,962

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011 and 2010

	September 30,	September 30,
	Year Ended December 31,
	2011	2010

Cash flows from operating activities:
Net income	$282,758	$242,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	43,827	40,728
Amortization of intangible assets	34,792	27,398
Amortization of debt issuance costs and original issue discount	1,655	1,463
Allowance for doubtful accounts	1,278	648
KSOP compensation expense	12,615	11,573
Stock based compensation	22,656	21,298
Non-cash charges associated with performance based appreciation awards	585	789
Acquisition related liabilities adjustment	(3,364)	(544)
Realized (gain)/loss on securities, net	(686)	(95)
Deferred income taxes	21,321	10,294
Other operating	132	198
Loss on disposal of assets	868	239
Excess tax benefits from exercised stock options	(53,195)	(49,015)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(25,926)	(24,559)
Prepaid expenses and other assets	(2,720)	899
Federal and foreign income taxes	48,356	50,232
State and local income taxes	(1,397)	(5,679)
Accounts payable and accrued liabilities	15,468	4,340
Fees received in advance	12,373	20,984
Other liabilities	(35,675)	(17,711)

Net cash provided by operating activities	375,721	336,032

Cash flows from investing activities:
Acquisitions, net of cash acquired of $590 and $10,524, respectively	(121,721)	(189,578)
Purchases of fixed assets	(59,829)	(38,641)
Earnout payments	(3,500)	—
Proceeds from release of acquisition related escrows	—	283
Escrow funding associated with acquisitions	(19,560)	(15,980)
Purchases of available-for-sale securities	(1,549)	(516)
Proceeds from sales and maturities of available-for-sale securities	1,730	743
Other investing activities	300	—

Net cash used in investing activities	(204,129)	(243,689)

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

For the Years Ended December 31, 2011 and 2010

	September 30,	September 30,
	Year Ended December 31,
	2011	2010

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of original issue discount	696,559	—
Repayment of current portion of long-term debt	(125,000)	—
Repayment of short-term debt refinanced on a long-term basis	(440,000)	—
Proceeds from issuance of short-term debt with original maturities greater than three months	120,000	215,000
Proceeds/(repayments) of short-term debt, net	10,000	35,000
Repurchase of Verisk Class A common stock	(381,776)	(210,246)
Repurchase of Verisk Class B-1 common stock	—	(199,936)
Repurchase of Verisk Class B-2 common stock	—	(9,879)
Net share settlement of taxes upon exercise of stock options	—	(15,051)
Payment of debt issuance cost	(7,835)	(1,781)
Excess tax benefits from exercised stock options	53,195	49,015
Proceeds from stock options exercised	43,345	35,482
Other financing	(3,268)	(6,391)

Net cash used in financing activities	(34,780)	(108,787)

Effect of exchange rate changes	(183)	(109)

Increase/(decrease) in cash and cash equivalents	136,629	(16,553)

Cash and cash equivalents, beginning of period	54,974	71,527

Cash and cash equivalents, end of period	$191,603	$54,974

Supplemental disclosures:
Taxes paid	$117,717	$113,609

Interest paid	$48,158	$32,989

Non-cash investing and financing activities:
Repurchase of Verisk Class A common stock included in accounts payable and accrued liabilities	$1,200	$2,266

Deferred tax asset/(liability) established on the date of acquisitions	$1,324	$(36,537)

Capital lease obligations	$7,248	$1,554

Capital expenditures included in accounts payable and accrued liabilities	$3,437	$2,138

Increase in goodwill due to acquisition related escrow distributions	$—	$6,996

Increase in goodwill due to accrual of acquisition related liabilities	$250	$3,500

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements